Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2014 (except for the adjustments to the statements of cash flows described in Note 1 under the caption Basis of Presentation, which is as of February 25, 2015 and for the revisions to the guarantor condensed consolidating financial statements described in Note 26, which is as of March 8, 2015) with respect to the consolidated financial statements for the year ended December 31, 2013, of Tronox Limited included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in the Registration Statement.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
August 16, 2016